Exhibit 10.1

Letter Agreement

June 6, 2011

Bobby G. Stevenson

5251 DTC Parkway, Suite 285

Greenwood Village, CO 80111

RE:          Continuing Benefits

Dear Mr. Stevenson,

This letter agreement (this “Agreement”) is intended to formalize our agreement with respect to certain matters relating to your resignation as the non-executive chairman of the board of directors of CIBER, Inc. (the “Company”) and certain benefits the Company had previously agreed to provide to you in recognition of your status as a founder of, and your years of distinguished service to, the Company.  As such, provided that you continue to comply with your obligations set forth in paragraphs 2 and 9 below, the Company has provided, since August 2010, and will continue to provide, you with the benefits described in paragraphs 1 and 3 — 8 below.

1.             Title and Director Compensation.  So long as you remain a director of the Company, you shall have the title of Founder and Director, and, based on your role on the board of directors, the Company shall pay you the same remuneration and other compensation and benefits the Company pays its other outside directors as consideration for their service on the Company’s board of directors.

2.             Communications with the Company; Compliance with Company Policies.  You agree to communicate with the other members of the Company’s board of directors and with the Company’s management team, and in particular with the Company’s Chief Executive Officer, in a manner consistent with your fiduciary duties as a director of the Company.  You also agree that you will comply with the Company’s policies applicable to directors.

3.             Office and Office Support.  Provided that you continue to comply with your obligations under this Agreement:

(a)           for a period ending July 31, 2016, the Company shall provide you, at its sole expense, a fully furnished office in a Class A office building in the Denver Tech Center area with covered parking, (which office shall have room for and contain and/or provide all current furnishings, including but not limited to desk, chairs, rug, conference table, lamps, bookshelves, computers, laser jet color printers, scanner, copy machine, television with satellite TV (DirecTV), two landline telephones with long distance service (with your existing direct dial numbers), shredder, fax machine, refrigerator, high speed internet connection and artwork, all of which have been moved from your existing Company office at the Company’s expense), and which office shall also have appropriate space for one secretary / personal assistant;

(b)           for the same period ending July 31, 2016, the Company shall provide you, at its sole expense, remote access IT support (including email support) from the Company for all of your computers (whether located at your Denver Tech Center office or your Denver home), access to the Company’s email system (including the use of the same Company email address that you are currently using), reasonable operating office supply costs, including stationery, not to exceed $2,400 per quarter, submitted quarterly for reimbursement by the Company, and one cell phone with voice and data service (the costs of which, for the avoidance of doubt, shall not count toward the $2,400 per quarter limitation); and

(c)           for a period ending December 31, 2013, the Company shall provide on-site secretarial support (which shall initially be provided by Jeannie Campbell, for so long as she elects to remain employed in that capacity but no later than December 31, 2013, at her current salary and benefits, or which shall be provided by such reasonable replacement as you and the Company agree should Jeannie Campbell’s employment end for any reason before December 31, 2013).  If Jeannie Campbell shall have remained in this position through December 31, 2013, upon her termination the Company shall provide her with a severance package equal to two months of her then-current salary, which severance package the Company shall pay and shall not attribute to you nor seek reimbursement from you, whether by Form 1099 or otherwise.

4.             Golf Club Membership.  Provided that you continue to comply with your obligations under this Agreement, the Company shall pay all membership fees or dues relating to your membership to Castle Pines Golf Club for the years 2011, 2012 and 2013.  Because you have already paid the $17,000 Castle Pines Golf Club membership fee for 2011, the Company shall reimburse you that amount upon execution of this Agreement and report that amount as income to you on the Form 1099 it issues you for the 2011 tax year.  You agree to relinquish any rights you may have regarding your membership to the Glenmoor Country Club and to cooperate with the Company and take any action the Company reasonably requests to transfer, sell, assign or cancel such membership.  The Company agrees to pay all membership assessments, fees, dues and other minimums for this membership for the shorter of:  (a) the period of time ending with the 2013 membership year; or (b) the period of time ending on the date on which membership assessments, fees, dues and other minimums are no longer required to be paid to the Glenmoor Country Club pursuant to the terms and conditions of your membership existing as of the date of this Agreement.  If the Company has not arranged for the transfer, sale, assignment or cancellation of the Glenmoor Country Club membership  effective as of no later than the end of the 2013 membership year, then you have the right to terminate, cancel or surrender that membership as per the terms and conditions of your membership in effect as of the date of the end of the 2013 membership year.

5.             United Airlines Flight Pass Plus.  The Company shall take such reasonable action as you may request in order to transfer and assign to you the UAL Flight Pass Plus that you currently hold, but which the Company asserts it holds in your name, to the extent United Airlines requires any such action to transfer that pass.

6.             Personal Property.  The Company agrees the 18 lithograph prints by Jean Richardson previously transferred from the Company’s offices to your office in the Denver Tech Center are your personal property and that you may remove those prints at any time during the term of, and following the expiration of, this Agreement.  The Company also agrees that the John

Cooper painting and the 5 Royball paintings previously transferred from the Company’s offices to your office in the Denver Tech center are your personal property and you may remove them at any time during the term of, and following the expiration of, this Agreement.  You agree that all furniture, fixtures and other personal property the Company has provided for your use in your office in the Denver Tech Center are and shall remain the Company’s property, that the Company is providing you with the unrestricted use of that property, without charge, during the term of this Agreement, that you shall reasonably maintain that property, ordinary wear and tear excepted, and that the Company shall be entitled to reclaim such property following the expiration of this Agreement.

7.             Insurance.

(a)           So long as you remain a director of the Company, you and your spouse shall be entitled to receive medical (including prescription drugs), dental and vision insurance under the insurance plans, if any, offered by the Company to its directors on the same terms and conditions as directors of the Company, except as set forth in this Agreement.

(b)           During the time you are serving as a director, if the Company should, for any reason determine to discontinue medical (including prescription drugs), dental and/or vision insurance offered to directors, and provided that you have complied with your obligations under this Agreement, subject to applicable laws, rules and regulations (including those of the Company’s insurance providers), you and your spouse shall be entitled to receive medical (including prescription drugs), dental and vision insurance under the insurance plans, if any, offered by the Company to its employees and the Company shall pay the premiums for such insurance, or if no such plan or plans will cover you or your spouse, the Company shall reimburse you for insurance offering similar coverage to such plans and reasonably acceptable to you and the Company.

(c)           For a period of 3 years following your retirement, resignation or removal as director of the Company, or your death if that is the event that terminates your service as a director, provided that you have complied with your obligations under this Agreement, and subject to applicable laws, rules and regulations (including those of the Company’s insurance providers), you and your spouse (or your spouse alone if you are dead), shall be entitled to receive medical (including prescription drugs), dental and vision insurance under the insurance plans, if any, offered by the Company to its employees and the Company shall pay the premiums for such insurance, or if no such plan or plans will cover you or your spouse, the Company shall reimburse you for insurance offering similar coverage to such plans and reasonably acceptable to you and/or your spouse and the Company.

(d)           For a period of 10 years following the expiration of the 3 year period described in clause (c) of this paragraph 7, and subject to applicable laws, rules and regulations (including those of the Company’s insurance providers), the Company shall provide you and your spouse (or your spouse alone if you are dead) medical (including prescription drugs), dental and vision insurance under the insurance plans, if any, offered by the Company to its employees provided that you and/or your spouse reimburse the Company for the cost of such insurance at the same rates as charged to active employees by the Company in providing such insurance.

(e)           If you should die during either of the periods set forth in clauses (c) and (d) of this paragraph 7, the Company agrees to provide your spouse the same medical (including prescription drugs), dental and vision insurance benefits as would have been available to the two of you jointly and to provide that insurance subject to and under the same terms and conditions as are set forth in clauses (c) and (d) of this paragraph 7.

(f)            For so long as the Company is providing you with an office pursuant to Section 3 above, the Company’s general liability insurance shall provide general liability and personal injury coverage for the leased premises, and the Company shall provide renter’s or contents insurance at the same level as it insures the other locations at which the company rents office space. Any renter’s insurance to cover the personal property contents of the leased premises that belong to you shall be provided at your expense.

(g)           The Company shall pay annually when due the remaining premiums on the Lincoln Life long term care policy covering your spouse.

(h)           The Company shall fully pay for and maintain a D&O policy (whether the policy currently in effect, a renewal of that policy or any replacement policy the Company subsequently obtains) that covers you during the time you continue to serve as a director of the Company on the same terms as other similarly situated directors of the Company, and, after you are no longer serving as a director (regardless of whether that occurs because of your replacement, resignation, removal or death), the Company shall fully pay for and maintain a tail on the policy that is in effect on the date on which cease to serve as a director of the Company such that you will continue to be covered by and under that policy for a period of not less than 6 years following the date you cease to serve as a director of the Company on a basis no less favorable to you than the coverage provided any other director of the Company.  The terms and coverage amounts of the tail coverage shall be the same terms and coverage amounts of the D&O policy in effect on the date you cease to serve as a director of the Company.

8.             Director Indemnification.  Subject to applicable law, the Company shall indemnify you with respect to your actions, omissions or service as a director of the Company to the fullest extent provided in the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement, and any indemnification agreement between you and the Company in effect on the date of this Agreement.

9.             Covenants.

(a)           You acknowledge that your position as a director of the Company creates a relationship of confidence and trust between you and the Company with respect to all non-public, confidential, trade secret, financial, operational and proprietary information applicable to the business of the Company and its clients (“Confidential Information”).  You also acknowledge the highly competitive nature of the business of the Company.  Accordingly, you agree that you shall not, without the Company’s prior written consent, at any time, directly or indirectly disclose or otherwise communicate any Confidential Information to any person or entity who is not an officer, director or agent of the Company.  “Confidential Information” does not include information that is in the public domain through no wrongful act on your part.

(b)           At the time you cease to be a director of the Company, or upon Company’s request, you shall immediately deliver to Company or its designee (and shall not keep in your possession or deliver to any person or entity other than the Company) all records containing Confidential Information and all other Company property in your possession or control (except for that Company property that is the subject of either paragraph 3 or paragraph 6 of this Agreement).  Upon reasonable request of the Company, which request the Company agrees it will make reasonably promptly upon the end of your service as a director of the Company, you shall provide a third-party consultant the Company retains at its sole expense with reasonable access to any computer or other device used at any time by you, for the sole purpose of deleting from such device all Confidential Information or to determine whether such Confidential Information has been properly deleted from such device in accordance with this Agreement.

(c)           So long as you remain a director of the Company, and for a period ending on the later of (i) of two years thereafter and (ii) July 31, 2016 (the “Restricted Period”), you shall not directly or indirectly (nor shall you cause, encourage or provide assistance to, anyone else to):

(i)            On behalf of any person other than the Company, solicit for employment or otherwise interfere with any relationship that may exist from time to time between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives;

(ii)           Divert or attempt to divert away from the Company or any affiliate of the Company, or interfere with, any relationship between the Company, or any affiliate of the Company, and any of its clients or customers;

(iii)          Work as an employee of, or consultant or independent contractor to, serve as a director of, or become an investor in or lender to, any Competitive Business; provided, however, that this provision shall not restrict you from:

(A)        owning up to 5% of the outstanding equity of any publicly traded company (whether or not a Competitive Business); and

(B)         subject in all events to your duties and obligations set forth in this Section 9(c), becoming an investor in or lender to, (y) any Competitive Business where you have disclosed to the Company in writing any such investment or loan existing as of the date of this Agreement, or (z) any Competitive Business after the date of this Agreement for which you have obtained the prior written consent of the Company for such investment or loan.

(d)           If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this paragraph 9 is unenforceable, it is the parties’ intent that this paragraph 9 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable.

(e)           You acknowledge that the restrictive covenants of this paragraph 9 are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by you of any of those covenants.  In the event any of the covenants of this paragraph 9 are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by you or by any person or persons acting for or with you in any capacity whatsoever.

10.           Termination of Benefits.  You hereby agree and acknowledge that if at any time you take any action in furtherance of, act in concert with any person to, or encourage any person, in attempting to acquire, directly or indirectly, control of the Company as defined pursuant to Rule 12b6-2 of the Securities Exchange Act of 1934, then the Company’s obligation to provide you with any of the benefits set forth in this Agreement shall cease effective as of the date you first take such action or provide such encouragement.  To the extent that you have received any benefits under this Agreement after such date, you agree to promptly reimburse the Company for the actual costs of all such benefits you received.

11.           Miscellaneous.  So long as you remain a director of the Company, the Company shall provide you with reasonable access to certain Company tickets to sporting events, concerts and cultural events, and various other perquisites the Company makes available to its directors and officers as described in the Company’s proxy statements, it being understood that such reasonable access shall in all instances be subject to the Company’s prior right to use such tickets for corporate and business development purposes and that Company’s continued purchase of such tickets is at the sole discretion of Company.  All matters relating to or arising out of this Agreement and the rights of the parties hereto will be governed by and construed and interpreted under the laws of the State of Colorado without regard to conflicts of laws principles that would require the application of any other law.

12.           Form 1099s.  The Company agrees that with respect to the matters set forth in this Agreement, the items for which it will issue you a Form 1099 will be consistent with the items included in your Form 1099 for 2010, subject to any modifications required in the reasonable judgment of the Company to include items that are properly attributable to you as income under the Internal Revenue Code and the rules and regulations promulgated thereunder.

13.           Complete Agreement.  This Agreement contains the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, statements and representations of the parties relating to the subject matter hereof, including but not limited to all compensation or other benefits to be paid or made available to you from August 1, 2010 forward.

If the foregoing adequately sets forth our understanding with respect to the matters addressed herein, please so indicate by executing a copy of this Agreement in the space indicated below.

Very truly yours,

CIBER, Inc.

By:	/s/ David C. Peterschmidt
Name:	David C. Peterschmidt
Title:	President and Chief Executive Officer

Accepted and agreed to as of June 16, 2011 by:

/s/ Bobby G. Stevenson
Bobby G. Stevenson